Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is made as of December 29, 2021 (“Effective Date”) among, on the one hand, Diamond Offshore Drilling, Inc. (together with its Board of Directors, the “Company”) and, on the other hand, Avenue Capital Management II, L.P. (“Avenue Capital”) and Avenue Energy Opportunities Fund II AIV, L.P. (“AEOF” and, together with Avenue Capital, “Avenue” and, collectively, with Diamond Offshore Drilling, Inc., the “Parties” and each individually, a “Party”).

RECITALS

WHEREAS, on July 26, 2021, Avenue commenced an action in the Court of Chancery of the State of Delaware (the “Court”), captioned Avenue Capital Management II, L.P., et al. v. Diamond Offshore Drilling, Inc., C.A. No. 2021-0653-JRS (the “Litigation”);

WHEREAS, on August 31, 2021, the Parties agreed to settle the Litigation, and, on the same day, filed a stipulation of dismissal (the “Stipulation of Dismissal”) that annexed the terms of the settlement (the “Settlement Agreement”);

WHEREAS, on September 1, 2021, the Court granted the Stipulation of Dismissal and So Ordered the Settlement Agreement;

WHEREAS, on November 18, 2021, Avenue hand-delivered to the Company a Notice of Nominations for Election to the Board of Directors (the “Board”) of Diamond Offshore Drilling, Inc. (the “Nominations Notice”);

WHEREAS, on November 30, 2021, Avenue filed a Motion to Enforce Settlement Agreement in the Litigation (the “Motion to Enforce”);

WHEREAS, the Company opposed the Motion to Enforce;

WHEREAS, on December 9, 2021, the Court heard argument and ordered that the Motion to Enforce be decided on an expedited basis after an evidentiary hearing (the “Hearing”);

WHEREAS, the Hearing is scheduled for January 7, 2022;

WHEREAS, on December 27, 2021, the Company filed a motion to compel the deposition of Sonia Gardner in the Litigation (the “Motion to Compel”); and

WHEREAS, the Parties desire to settle any and all disputes among them relating to the Litigation, the Nominations Notice, the Motion to Enforce, and the Motion to Compel (collectively, the “Disputes”), without any admissions of guilt, liability, obligation, or otherwise.

NOW, THEREFORE, each of the Parties hereby agrees and is bound as follows:

1.	Incorporation of Recitals. The foregoing recitals are incorporated herein as if set forth in full below and are intended to constitute material terms of this Agreement.

2.	Settlement Terms.

a.	On the Effective Date, the Nominations Notice shall be deemed withdrawn.

b.

Within one (1) business day of the Effective Date, the Parties will file a stipulation withdrawing all pending motions in the Litigation. Avenue agrees to withdraw its Motion to Enforce with prejudice, and the Company agrees to withdraw its Motion to Compel as moot.

c.	Releases

i.

Upon the Effective Date, the Parties, each on their own behalf and on behalf of any and all of their past, present and future officers, directors, principals, partners, affiliates, entities, shareholders, members, managers, advisors, associates, staff, employees, agents, indemnitors, insurers, heirs, executors, counsel, of counsel, inside and outside attorneys and legal representatives, and each of their predecessors, successors, assigns, and all persons and entities claiming by or through them or on their behalf, whether by statute, rule, contract or otherwise, hereby now and forever fully, finally, irrevocably, and unconditionally release, settle, remise, acquit, relinquish, and discharge the other Party, and any and all of their past, present and future officers, directors, principals, partners, affiliates, entities, shareholders, members, managers, advisors, associates, staff, employees, agents, indemnitors, insurers, heirs, executors, counsel, of counsel, inside and outside attorneys and legal representatives, and each of their predecessors, successors, assigns, and all persons and entities claiming by or through them or on their behalf, whether by statute, rule, contract or otherwise, for and from any and all Claims arising out of or relating to the Disputes, provided, however, Avenue does not release any Claims relating to an Extraordinary Transaction.

d.

From the Effective Date until the one-year anniversary of the Effective Date, if either Raj Iyer or Ane Launy ceases to be a director of the Company for any reason, including resignation, disqualification, retirement, removal, or other cause, the Company shall appoint to the Board, pursuant to Article VI.D of the Third Amended and Restated Certificate of Incorporation of Diamond Offshore Drilling, Inc. (the “Charter”) and Section 3.4 of the Second Amended and Restated Bylaws of Diamond Offshore Drilling, Inc. (the “Bylaws”), an individual designated by Avenue (the “Avenue Designee”) provided that Avenue Designee must be an employee of Avenue or its affiliates other than Kiran Ramineni. If Matthew Kimble is employed by Avenue at the time of such vacancy, he will be the Avenue Designee. The Avenue Designee shall fill the vacancy created by Raj Iyer or Ane Launy and shall serve on the Board only for so long as Raj Iyer or Ane Launy, respectively, would have served on the Board. In the event that any provision of the Charter or Bylaws conflict with the terms of this Section 2(d), the Company agrees to waive that provision of the Charter or Bylaws to the extent allowed under applicable law; provided, however, that the Avenue Designee shall be required to provide to the Company such information and documentation as is typically required of prospective directors in connection with the customary onboarding process. Avenue shall have the right to designate only one director for appointment to the Board pursuant to this Agreement, even if both Raj Iyer and Ane Launy cease to be a director of the Company during the one-year period from the Effective Date specified in this Section 2(d). This Section 2(d) shall only apply if Avenue owns (either as record or beneficial owner) at least 5% of the Company at the time such vacancy is created.

e.

During the Standstill Period, Avenue shall, and shall cause its subsidiaries, representatives or controlled affiliates, to (i) cause, in the case of all Voting Stock of the Company owned of record, and (ii) instruct the record owner, in the case of all Voting Stock of the Company beneficially owned (within the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Securities Exchange Act) but not owned of record, directly or indirectly, by them, as of the record date for any applicable meeting of the Company’s stockholders (whether annual or special and whether by vote or written consent) at which directors are elected, in each case that are entitled to vote at such applicable meeting or at any adjournments or postponements thereof, to be present for quorum purposes, and to be voted for all directors nominated by the Board for election at all such meetings; provided, that Avenue shall be permitted to vote in its sole discretion with respect to any publicly announced proposals relating to an Extraordinary Transaction.

f.	Each Party shall bear its own fees and expenses in connection with the Disputes.

g.

Until the later of (a) January 21, 2023 or (b) when the Avenue Designee ceases to be a member of the Board, Avenue will refrain from knowingly encouraging, counseling, or assisting Ane Launy or Raj Iyer (or any of their attorneys) in the assertion of any Claims against the Company or the Board. Provided, however, that nothing in this Agreement shall prohibit or prevent Avenue from complying with any court order, subpoena, or other compulsory legal or regulatory process. For the avoidance of doubt, the releases in Section 2(c) do not cover Claims, if any, by Diamond Offshore Drilling, Inc. against Raj Iyer or Ane Launy.

h.

Avenue hereby withdraws its demand made on December 13, 2021, for a list of the Company’s stockholders and access to the Company’s books and records under Section 220 of the Delaware General Corporation Law.

i.

Until the earlier to occur of (i) the date that is thirty (30) calendar days prior to the deadline for the submission of stockholder nominations of director candidates for the Company’s annual meeting of stockholders occurring in 2023, and (ii) the public announcement of an Extraordinary Transaction (the “Standstill Period”), Avenue and its subsidiaries, representatives or controlled affiliates shall not, directly or indirectly, individually, or in conjunction with any other person, without the prior written consent of the Company:

i.

make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the SEC), or seek to advise or influence any person with respect to the voting of, any Voting Stock of the Company, in each case with respect to the election of directors of the Company;

ii.

instigate, advise, direct, encourage, join, act in concert with or assist (including, but not limited to, providing or assisting in any way in the obtaining of financing for, or acting as a joint or co-bidder) any third party (including forming, joining or in any way participating in a 13D Group with any such third party) to do, or enter into any discussions or agreements with any third party with respect to, any of the actions prohibited by this Section 2(i);

iii.

except for the exercise of designation rights provided in Section 2(d) of this Agreement, otherwise act, alone or in concert with others, to seek representation on the Board or to seek the removal of any member of the Board, or otherwise control or make a public proposal or public statement to influence the management of the Company, the Board or policies of the Company (including by proposing any nominee for election to the Board);

iv.

(A) call or seek to call any meeting of stockholders, including by written consent, or provide to any third party a proxy, consent or requisition to call any meeting of stockholders, (B) seek to have the stockholders authorize or take corporate action by written consent without a meeting, or solicit any proxies or consents from stockholders, (C) conduct a referendum of stockholders or (D) make a request for a stockholder list or other records of the Company;

v.

grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for an annual meeting or a special meeting) or deposit any of the Voting Stock (or any securities convertible, exchangeable for or otherwise exercisable to acquire such Voting Stock) held by Avenue or its subsidiaries, representatives or controlled affiliates in a voting trust or subject them to a voting agreement or other arrangement of similar effect (including, lending any securities of the Company to any person for the purpose of allowing such person to vote such securities in connection with any stockholder vote or consent of the Company, but excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like, in each case, of Avenue), in each case with respect to the election of directors of the Company;

vi.

institute, solicit, assist or join, as a party, any litigation, arbitration, proceeding or Claim against or involving the Company or any of its current or former directors or officers (including derivative actions);

vii.	make any request under Section 220 of the Delaware General Corporation Law;

viii.	request the Company or any of its representatives, directly or indirectly, to amend or waive any provision of this Section 2(i);

ix.	direct, instruct, assist or encourage any of their respective subsidiaries, representatives or controlled affiliates to take any of the actions prohibited by this Section 2(i); or

x.	take any action which would reasonably be expected to require the Company or any of its affiliates to make a public announcement regarding any of the actions prohibited by this Section 2(i).

Notwithstanding anything in this Agreement to the contrary, the foregoing provisions of this Section 2(i) shall not be deemed to restrict Avenue from communicating privately with the Board or any of the Company’s officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communication.

3.	Miscellaneous.

a.

No Admission of Liability. The execution of this Agreement and the fulfillment of its terms is not, and shall not be construed as, an admission of liability, fault, or wrongdoing of any kind by any Party.

b.

Non-Disparagement. During the Standstill Period, each of the Parties agrees not to make, or cause to be made, by press release or similar public statement, including to the press or media, or in an SEC filing or dissemination to the Company’s stockholders, any statement or announcement that disparages (as distinct from objective statements reflecting business criticism) the other Party, its officers or its directors or any person who has served as an officer or director of such other Party in the past.

c.	Amendment. No provision or term herein may be amended, modified, or otherwise changed except by instrument in writing, specifying the same, duly executed by each of the Parties.

d.	Assigns. This Agreement and all rights and obligations hereunder shall inure to the benefit of and shall be binding on the Parties and their respective successors and assigns.

e.

Heading References. The heading references herein are for convenience purposes only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

f.

Severability. Should any portion of this Agreement be held invalid by operation of law or by a court with proper jurisdiction, the remaining portion of this Agreement shall be given full force and effect and shall not in any way be affected thereby.

g.

Entire Agreement. This Agreement and the Settlement Agreement represent the entire understanding and agreement among the Parties with respect to the settlement of the Disputes. Each of the Parties acknowledges that it has not relied upon any representations by any other Party or anyone acting on behalf of any Party in entering into this Agreement.

h.

Counterparts. This Agreement may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. Signatures to this Agreement, any amendment hereof and any notice given hereunder, transmitted by telecopy or PDF, and the photocopy of any signature page, shall be valid and effective to bind the party so signing. All such counterparts shall collectively constitute a single instrument.

i.

Applicable Law; Jurisdiction. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions thereof. Each of the Parties (i) irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any Party or its successors or assigns against any other Party shall be brought and determined in the Delaware Chancery Court, and irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such court in any suit, action or proceeding, and (ii) expressly accepts the non-exclusive jurisdiction of such court in respect of any such suit, action or proceeding. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the Delaware Chancery Court for any reason, (b) that it or its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court.

j.

Waiver. Any provision hereof may be waived only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such waiver is sought. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

k.

Interpretation. The words “including,” “includes” and “include” mean, respectively, “including, without limitation,” “includes, without limitation” and “include, without limitation.” References to sections are to sections in this Agreement and in each case include references to all subsections under the referenced section. The words “hereof,” “herein” and “hereunder” and words of similar import shall refer to all applicable provisions of this document and not to any particular provision unless reference is made to a particular such provision. This Agreement is the result of negotiation and, accordingly, no presumption or burden of proof will arise with respect to any ambiguity or question of intent concerning this Agreement favoring or disfavoring any party to this Agreement by virtue of the authorship of any provision of this Agreement. Words denoting the singular tense or person shall include the plural and vice versa and references to the masculine gender shall, where the context permits, include the feminine and/or neuter genders and vice versa.

l.

Jointly Drafted. The Agreement has been reviewed by counsel for the Parties. Each of the Parties, through its respective legal counsel, has participated in the drafting and negotiation of this Agreement. The Agreement shall be deemed to have been jointly drafted by each of the Parties for the purposes of applying any rule of contract construction.

m.

Effectuation of Agreement. From and after the execution of this Agreement, each of the Parties shall use such Party’s reasonable efforts to take all action and to do all things necessary to consummate the transactions contemplated hereby, including to prepare, execute and deliver any further instrumentations or documents and to take or cause to be taken such other and further action as any other Party hereto shall reasonably request.

n.

Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any Party upon any breach or default of any other Party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing, and that all remedies, either under this Agreement, by law or otherwise, shall be cumulative and not alternative.

o.

SPECIFIC PERFORMANCE. EACH PARTY AGREES THAT MONEY DAMAGES WOULD NOT BE A SUFFICIENT REMEDY FOR A BREACH OR A THREATENED BREACH OF THIS AGREEMENT AND THAT EACH PARTY SHALL BE ENTITLED TO SPECIFIC PERFORMANCE AND INJUNCTIVE OR OTHER EQUITABLE RELIEF, WITHOUT THE POSTING OF A BOND OR OTHER SECURITY, AS A REMEDY FOR ANY SUCH BREACH OR THREATENED BREACH, IN ADDITION TO ALL OTHER REMEDIES AVAILABLE AT LAW OR IN EQUITY. SUCH INJUNCTIVE OR OTHER EQUITABLE RELIEF SHALL BE AVAILABLE WITHOUT THE OBLIGATION TO PROVE ANY DAMAGES UNDERLYING SUCH BREACH OR THREATENED BREACH.

p.	Definitions. Unless the context otherwise requires, the following terms, for all purposes of this Agreement, shall have the meanings specified as follows:

i.

“13D Group” means any group of Persons formed for the purpose of acquiring, holding, voting or disposing of Voting Stock (or any securities convertible, exchangeable for or otherwise exercisable to acquire such Voting Stock) that would be required under Section 13(d) of the Securities Exchange Act, and the rules and regulations promulgated thereunder (assuming for purposes of this Agreement that Section 13(d) is applicable to the Company), to file a statement on Schedule 13D pursuant to Rule 13d-l(a) or Schedule 13G pursuant to Rule 13d-1(c) with the SEC as a “Person” within the meaning of Section 13(d)(3) of the Securities Exchange Act if such group beneficially owned (within the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Securities Exchange Act) Voting Stock representing more than 5% of any class of Voting Stock then outstanding.

ii.

“Claim” or “Claims” includes any and all claims (including cross-claims, counterclaims, third-party claims or fourth-party claims), actions, causes of action, allegations, controversies, suits, rights, obligations, debts, demands, agreements, promises, liabilities, damages, and disputes of any kind or nature, including but not limited to compensatory, punitive or exemplary damages, statutory damages, treble damages, claims for indemnification, contribution, or statutory rights or violations, claims for interest, costs or attorneys’ fees, sanctions, judgments, losses, charges, and complaints whatsoever, of every kind, nature and description, under any law of any jurisdiction, whether at law, in equity or otherwise, whether based on statute, regulations, common law, civil law or any other type, form or right of action, and whether foreseen or unforeseen, actual or potential, matured or unmatured, contingent or liquidated, known or unknown, or accrued or not accrued, of every kind and nature.

iii.

“Extraordinary Transaction” means any merger, acquisition, tender or exchange offer, consolidation, reorganization, restructuring, recapitalization, disposition of all or substantially all of the assets of the Company or other business combination involving the Company, in each case, that either results in a change of control of the Company or requires a vote of stockholders of the Company.

iv.	“Voting Stock” means shares of common stock of the Company and any other securities of the Company having the ordinary power to vote in the election of members of the Board.

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, executed this Agreement below effective as of the Effective Date.

DIAMOND OFFSHORE DRILLING, INC.

By:	/s/ David L. Roland
Name: David L. Roland
Title: Senior Vice President, General Counsel and Secretary

AVENUE CAPITAL MANAGEMENT II, L.P.,
on behalf of itself and AVENUE ENERGY OPPORTUNITIES FUND II AIV, L.P.

By: AVENUE CAPITAL MANAGEMENT II GENPAR, LLC, its general partner

By:	/s/ Matthew Kimble
Name: Matthew Kimble
Title: Senior Portfolio Manager